UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2017

XG SCIENCES, INC.

(Exact name of registrant as specified in its charter)

MICHIGAN

(State or other jurisdiction of incorporation)

333-209131	20-4998896
(Commission File Number)	(IRS Employer Identification No.)

3101 Grand Oak Drive, Lansing, Michigan	48911-4224
(Address of principal executive offices)	(Zip Code)

517-703-1110

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2017, Dr. Ravi Shanker informed XG Sciences, Inc. (the “Company”) of his resignation as a director of the Company, effective May 5, 2017. Dr. Shanker is an employee of The Dow Chemical Company (“Dow”), and subsequent to the Company’s closing of a financing with Dow on December 21, 2016, Dow requested that Dr. Shanker not stand for re-election to the Company’s board of directors (the “Board”) so as to prevent any potential conflicts of interest in his fiduciary duty as a director of the Company and as an executive of Dow.

Also on May 4, 2017, the Board appointed Peifang Zhang, aka Molly P. Zhang, 55, to serve as a director of the Company, effective May 16, 2017. Dr. Zhang will be compensated through a combination of cash and stock based compensation valued at $50,000 per annum. From 2011 until retiring in October, 2016, Dr. Zhang served as a Vice President of Orica Ltd., USA in a number of departments, including General Management, Global Manufacturing and Asset Management. Prior to joining Orica, Dr. Zhang spent 22 years with Dow, most recently as Managing Director of the SCG-Dow Group and Country General Manager of Dow Thailand. Prior to her roles with Dow in Thailand, Dr. Zhang served as Global Business Vice President of Dow Technology Licensing and Catalyst, and as Manufacturing Leader of Dow Asia Pacific. She also served as Manufacturing Director, Global Technology Director and as a board member of the SCG-Dow Group. Dr. Zhang currently serves as a member of the Supervisory Board for GEA Group, a publicly traded, global engineering, process technology solutions and specialty equipment company based in Dusseldorf, Germany, serving the food, chemical, and energy industries. She also serves on the board of directors of Cooper Standard Automotive, Inc., a publicly traded, global, tier 1 automotive components supplier based in Detroit, MI. Dr. Zhang has a Ph.D. in Chemical Engineering from the Technical University of Clausthal, Germany and a Diploma in Chemistry (MS degree), Technical University of Clausthal, Germany. Dr. Zhang is fluent in English, Chinese and German and conversant in Thai.

The Board has not yet determined the composition of its committees following the resignation of Dr. Shanker and the appointment of Dr. Zhang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XG SCIENCES, INC.

Dated:	May 10, 2017	By:	/s/ Philip L. Rose
Chief Executive Officer